Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES THE RECEIPT OF APPROXIMATELY $21 MILLION IN

PREFERENTIAL RIGHT PAYMENTS

FULL-YEAR 2013 GUIDANCE REMAINS UNCHANGED

RADNOR, PA (Globe Newswire) June 18, 2013 – Penn Virginia Corporation (NYSE: PVA) announced today that it has received $21.4 million in cash from the exercises of preferential rights related to the recently completed $401 million Eagle Ford Shale acquisition. The proceeds from these exercises were used to reduce outstanding borrowings under PVA’s revolving credit facility.

As a result of these exercises, 2013 cash flows and capital expenditures are both expected to decrease by 1.0 to 1.5 percent, while 2013 production is expected to decrease by approximately 1.0 percent. Therefore, PVA’s previously provided 2013 guidance ranges remain unchanged at this time, including anticipated crude oil production growth of 60 to 78 percent over 2012 levels.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in Texas, and to a lesser extent, the Mid-Continent, Mississippi and the Marcellus Shale in Appalachia. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com